Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

August 21, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

OncoSec Medical Incorporated

San Diego, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and our report dated November 15, 2010, with respect to the financial statements of OncoSec Medical Incorporated, as of and for the periods ending July 31, 2010 and 2009 and for the period from February 8, 2008 (date of inception) through July 31, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan